As filed with the Securities and Exchange Commission on November 15, 2005
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AMERICA’S CAR-MART, INC.
(Exact name of registrant as specified in its charter)

Texas	630851141
(State or other jurisdiction	(I.R.S. Employer Identification
of incorporation or organization)	Numberr

802 Southeast Plaza Ave., Suite 200, Bentonville, AR	72712
(Address of Principal Executive Offices)	(Zip Code)

2005 RESTRICTED STOCK PLAN
(Full Title of the Plan)

Tilman J. Falgout, III Chief Executive Officer 802 Southeast Plaza Ave. Suite 200 Bentonville, Arkansas 72712 (479) 464-9944
(Name, address, telephone number, including
area code, of agent for service)
______________________
Copies Requested to:
Terry F. Schwartz, Esq.
Smith, Gambrell & Russell, LLP
Suite 3100, Promenade II
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592
(404) 815-3500
______________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, Par Value $0.01 Per Share	100,000 Shares	$15.305	$1,530,500	$180.14

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low reported prices of the common stock on the Nasdaq National Market on November 10, 2005.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The documents listed below are hereby incorporated by reference into this Registration Statement, and all documents subsequently filed by America’s Car-Mart, Inc. (the “Company”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents:

1.	The Company’s Annual Report on Form 10-K for the year ended April 30, 2005;

2.	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (1) above; and

3.
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10, as filed with the Securities and Exchange Commission (the “Commission”), pursuant to the Exchange Act on December 23, 1986, as amended by a Current Report on Form 8-K dated November 2, 2005, as filed with the Commission on November 2, 2005.

Item 4.     Description of Securities.

No response is required to this item.

Item 5.     Interests of Named Experts and Counsel.

No response is required to this item.

Item 6.     Indemnification of Officers and Directors.

The Articles of Incorporation of the Company provide for the elimination of monetary liability of directors of the Company pursuant to Article 7.06(B) of the Texas Miscellaneous Corporation Laws Act.

The Company's Bylaws provide that to the extent that a director or officer has been successful in the defense of any proceeding to which he was a party by virtue of his being a director or officer of the Company, the Company shall indemnify the director or officer for reasonable expenses incurred therewith.

In addition, the Company may indemnify a director or officer of the Company who is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, against liability incurred in the proceeding if he acted in his official capacity and in a manner he believed in good faith to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in general, no indemnification shall be made in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the Company or in connection with any other proceeding in which a director or officer is adjudged liable on the basis that personal benefit was improperly received by him. If the person is found liable to the Company on the basis that personal benefit was improperly received by the person, the Company may indemnify that person, but such indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

Article 2.02-1 of the Texas Business Corporation Act sets forth the applicable terms, conditions, and limitations governing the indemnification of officers, directors and other persons.

Item 7.     Exemption From Registration Claimed.

No response to this item is required.

Item 8.     Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit Number	Description of Exhibit (Commission File No. 0-14939)

4.1	Articles of Incorporation of the Company (formerly SKAI, Inc.).

4.2	Articles of Merger of the Company and Skylink America Incorporated filed with the Secretary of State of the State of Alabama on September 29, 1989.

4.3	Articles of Merger of the Company and Skylink America Incorporated filed with the Secretary of State of the State of Texas on October 10, 1989.

4.4	Articles of Merger of the Company and Skylink Video Services, Inc. and Skylink, Video Systems, Inc. filed with the Secretary of State of the State of Texas on April 1, 1991.

4.5	Articles of Amendment filed with the Secretary of State of the State of Texas on October 7, 1993.

4.6	Articles of Amendment filed with the Secretary of State of the State of Texas on October 5, 1994.

4.7	Articles of Amendment filed with the Secretary of State of the State of Texas on October 2, 1997.

4.8	Articles of Amendment filed with the Secretary of State of the State of Texas on March 20, 2002.

4.9	By-Laws dated August 24, 1989.

5.1	Opinion of Smith, Gambrell & Russell, LLP, as to the legality of the securities being registered.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (contained on the signature page to this Registration Statement).

Item 9.     Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving, State of Texas, on the 15th day of November, 2005.

AMERICA’S CAR-MART, INC.

By:/s/ Tilman J. Falgout, III
Tilman J. Falgout, III
Chief Executive Officer
(Principal Executive Officer)

By:/s/ Jeffrey A. Williams
Jeffrey A. Williams Chief Financial Officer
(Principal Financial and Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tilman J. Falgout, III and Jeffrey A. Williams, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him, in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including a Registration Statement filed under Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Tilman J. Falgout, III Tilman J. Falgout, III	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	November 15, 2005
/s/ Jeffrey A. Williams Jeffrey A. Williams	Chief Financial Officer (principal financial and accounting officer)	November 15, 2005
/s/ William H. Henderson William H. Henderson	Director	November 15, 2005
/s/ J. David Simmons J. David Simmons	Director	November 15, 2005
/s/ Carl E. Baggett Carl E. Baggett	Director	November 15, 2005
/s/ William M. Sams William M. Sams	Director	November 15, 2005

Exhibit Index

Exhibit
Number	Description of Exhibit

4.1	Articles of Incorporation of the Company (formerly SKAI, Inc.).

4.2	Articles of Merger of the Company and Skylink America Incorporated filed with the Secretary of State of the State of Alabama on September 29, 1989.

4.3	Articles of Merger of the Company and Skylink America Incorporated filed with the Secretary of State of the State of Texas on October 10, 1989.

4.4	Articles of Merger of the Company and Skylink Video Services, Inc. and Skylink, Video Systems, Inc. filed with the Secretary of State of the State of Texas on April 1, 1991.

4.5	Articles of Amendment filed with the Secretary of State of the State of Texas on October 7, 1993.

4.6	Articles of Amendment filed with the Secretary of State of the State of Texas on October 5, 1994.

4.7	Articles of Amendment filed with the Secretary of State of the State of Texas on October 2, 1997.

4.8	Articles of Amendment filed with the Secretary of State of the State of Texas on March 20, 2002.

4.9	By-Laws dated August 24, 1989.

5.1	Opinion of Smith, Gambrell & Russell, LLP as to the legality of the securities being registered.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as Exhibit 5.1).